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                                                                    EXHIBIT 4.27
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                        TRANSAMERICAN ENERGY CORPORATION,

                                   as Issuer,



                                       and



                        FIRSTAR BANK OF MINNESOTA, N.A.,

                                   as Trustee



                            ------------------------

                          FIRST SUPPLEMENTAL INDENTURE

                          Dated as of December 30, 1997

                           --------------------------



               $475,000,000 11 1/2% Senior Secured Notes due 2002

                                       and

            $1,130,000,000 13% Senior Secured Discount Notes due 2002




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         THIS FIRST SUPPLEMENTAL INDENTURE, effective as of December 30, 1997
(the "Supplemental Indenture"), is made and entered into by and among TRANSAMERICAN ENERGY CORPORATION, a Delaware corporation (the "Company"), and FIRSTAR BANK OF MINNESOTA, N.A. (the "Trustee"), under an Indenture dated as of June 13, 1997, by and between the Company and the Trustee (the "Original Indenture"). All capitalized terms used in this Supplemental Indenture that are defined in the Original Indenture, either directly or by reference therein, have the respective meanings assigned to them therein, except to the extent such terms are otherwise defined in this Supplemental Indenture or the context clearly requires otherwise.

         WHEREAS, Section 9.2 of the Original Indenture provides, among other things, that, with the consent of the Holders of not less than a majority in aggregate Value of then outstanding Notes or, with respect to certain matters, not less than 66-2/3% in aggregate Value of the Notes at the time outstanding, the Company, when authorized by Board Resolutions, and the Trustee may amend or supplement the Original Indenture or the Security Documents or enter into an indenture supplemental thereto for the purposes of adding any provisions to or changing in any manner or eliminating any of the provisions of the Original Indenture or the Security Documents or of modifying in any manner the rights of the Holders under the Original Indenture or the Notes; and

         WHEREAS, the Company has solicited consents from the Holders of the Notes (the "Consent Solicitation") to amendments (the "Proposed Amendments") to
(i) the Original Indenture; (ii) the Disbursement Agreement; (iii) the TransTexas Disbursement Agreement; (iv) the Loan Agreement dated June 13, 1997, by and between the Company and TARC; (v) the Loan Agreement dated June 13, 1997, by and between the Company and TransTexas; and (vi) the Registration Rights Agreement dated June 5, 1997 by and among the Company, TransTexas, TARC and Jefferies & Company, Inc.; and

         WHEREAS, the Holders of at least 66-2/3% in aggregate Value of Notes at the time outstanding have consented to the Proposed Amendments pursuant to the Consent Solicitation; and

         WHEREAS, the Board of Directors of the Company has adopted resolutions authorizing and approving the Proposed Amendments and the Company and the Trustee are executing and delivering this Supplemental Indenture in order to provide for such amendments;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Supplemental Indenture hereby agree as follows:


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                                    ARTICLE I

                        AMENDMENTS TO ORIGINAL INDENTURE

         Section 1.01. Amended Definitions. The following definitions in
Section 1.1 the Original Indenture are hereby amended as follows:

         (a) Clause (ix) in the definition of "Permitted Investment" is hereby amended to read in its entirety as follows:

                  (ix) Investments and expenditures made in the ordinary course of business by TransTexas or its Subsidiaries, and of a nature that is or shall have become customary in, the oil and gas business as a means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil or gas or providing services with respect to such activities through agreements, transactions, interests or arrangements which permit a person to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the oil and gas business jointly with third parties, including, without limitation, (a) ownership interests in oil and gas properties or gathering systems and
                  (b) Investments and expenditures in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements and other similar agreements with third parties (including Unrestricted Subsidiaries); provided, that in the case of any joint venture primarily engaged in processing, gathering, marketing or transporting oil or gas (i) all Debt of such joint venture (other than a joint venture that is an Unrestricted Subsidiary) that would not otherwise constitute Debt of one of the TransTexas Entities shall be deemed Debt of TransTexas in proportion to its direct or indirect ownership interest in such joint venture and (ii) such joint venture shall be reasonably calculated to enhance the value of the reserves of the TransTexas Entities or marketability of production from such reserves;

         (b) Clause (d) in the definition of "Permitted TARC Liens" is hereby amended to read in its entirety as follows:

                  (d) easements, servitudes, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects incurred in the ordinary course of business which, in the aggregate, are not material in amount and which do not, in any case, materially detract from the value of the property subject thereto (as such property is used by any of the TARC Entities) or materially interfere with the ordinary conduct of the business of any of the

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                  TARC Entities including, without limitation, any easement or servitude granted in connection with the Port Commission Bond Financing;

         (c) Clause (s) in the definition of "Permitted TARC Liens" is hereby amended to read in its entirety as follows:

                  (s) Liens on the proceeds of any property that is not Collateral, on the proceeds of any Debt Incurred in accordance with the provisions hereof, or on deposit accounts containing any such proceeds;

         (d) The definition of "Permitted TARC Liens" is hereby amended by deleting the word "and" immediately preceding "(y)" and inserting in lieu thereof a ";", and by adding the following after clause (y):

                  ; and (z) Liens on any property of TARC and any agreement to grant such Liens; provided that such Liens may not be granted, and any agreement to grant such Liens shall not obligate TARC to grant such liens, until the TARC Intercompany Loan has been paid in full and has not been refinanced, refunded or replaced with the proceeds of other Debt ("Other Debt"), which Other Debt has a lower cost of capital to TARC than the TARC Intercompany Loan and the principal amount of such Other Debt (or, if such Other Debt is issued with original issued discount, the original issue price of such Other Debt) is equal to or less than the original price of, plus amortization of the original issue discount on, the TARC Intercompany Loan at the time of the Incurrence of such Other Debt.

         (e) Clause (s) in the definition of "Permitted TransTexas Liens" is hereby amended to read in its entirety as follows:

                  (s) Liens on the proceeds of any property that is not Collateral, on the proceeds of any Debt Incurred in accordance with the provisions hereof, or on deposit accounts containing any such proceeds;

         (f) The definition of "Port Commission Bond Financing" is hereby amended to read in its entirety as follows:

                           "Port Commission Bond Financing" means a financing
                  transaction involving the following elements: (a) the transfer (including, without limitation, transfer by sale, lease, lien or mortgage) of TARC's interest in all or some of the following assets (together with the granting, at TARC's discretion, of any easements or servitudes reasonably necessary to the ownership and operation of such assets by the transferee) which are under construction in or near TARC's refinery: (i) the Prospect Road tank farm and other tanks;
                  (ii) certain dock improvements; (iii) the dock vapor recovery system; (iv) the coke handling system; (v) the refinery waste water treatment facility and (vi) tankage for liquefied petroleum gas (the "Port Facility Assets") to the Port of South Louisiana Commission (the "Tax-Exempt Issuer") or its affiliate and a leaseback of the Port Facility Assets to TARC or one of its Subsidiaries; (b) the issuance of tax-exempt bonds by the Tax-Exempt Issuer; and (c) the

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                  loan of proceeds from such bonds to TARC or one of its
                  Subsidiaries for the purpose of financing the completion of the Port Facility Assets.

        Section 1.02. Section 4.7 of the Original Indenture. Section 4.7(a) of the Original Indenture is hereby amended to read in its entirety as follows:

                  (a) The Company shall deliver to the Trustee within 60 days after the end of each of its fiscal quarters, or 105 days after the end of a fiscal quarter that is also the end of a fiscal year, an Officers' Certificate complying with Section 314(a)(4) of the TIA and stating that a review of its activities and the activities of its Subsidiaries during the preceding fiscal quarter has been made under the supervision of the signing Officers with a view to determining whether the Company and its Subsidiaries have kept, observed, performed and fulfilled its obligations (excluding those obligations addressed by Section 12.3) under this Indenture and further stating, as to each such Officer signing such certificate, regardless of whether the signer knows of any failure by the Company or any Subsidiary of the Company to comply with any conditions or covenants in this Indenture, or of the occurrence of any Default, and, if such signer does know of such a failure to comply or Default, the certificate shall describe such failure or Default with particularity.

        Section 1.03. Section 4.11 of the Original Indenture. Section 4.11 of the Original Indenture is hereby amended as follows:

        (a) Section 4.11(1)(r) of the Original Indenture is hereby amended to read in its entirety as follows:

                  (r) Debt of TransTexas owed to the Company which together with any Debt Incurred pursuant to clauses (2)(p), (3)(v) and (4)(t) hereof does not in the aggregate exceed $50,000,000 principal amount outstanding at any one time; provided that such Debt must have a maturity date which is not after the maturity date of the Notes; and provided further, that such loan must bear cash interest which, together with (A) working capital available to the Company and (B) any cash interest payable on (i) Debt Incurred pursuant to clauses (2)(p),
        (3)(v) and (4)(t) hereof, (ii) the TARC Intercompany Loan, (iii) the TransTexas Intercompany Loan and (iv) any other intercompany loan payable to the Company, is sufficient to satisfy all interest payments on the Notes through their stated maturity.

        (b) Section 4.11(2)(g) of the Original Indenture is hereby amended to read in its entirety as follows:

                  (g) Any guaranty of Debt permitted by clauses (c), (d), (f) or (r) hereof which guaranty is subordinated in right of payment to the Notes and the TARC Intercompany Loan to the same extent that the Debt permitted to be Incurred pursuant to such clauses would be required to be subordinated to the Notes and the TARC Intercompany Loan and which guaranty shall not be included in the determination of the amount of Debt which may be Incurred pursuant to (c), (d), (f) or (r) hereof;

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        (c)       Section 4.11(2)(l) of the Original Indenture is hereby amended to read in its entirety as follows:

                  (l) Debt or Attributable Debt Incurred in connection with the acquisition of tank storage and related facilities in the vicinity of the refinery or a Sale and Leaseback Transaction with respect thereto;

        (d) Section 4.11(2)(p) of the Original Indenture is hereby amended to read in its entirety as follows:

                  (p) Debt of TARC owed to the Company which together with any Debt Incurred pursuant to clauses (1)(r), (3)(v) and (4)(t) hereof does not in the aggregate exceed $50,000,000 principal amount outstanding at any one time; provided that such Debt must have a maturity date which is not after the maturity date of the Notes; and provided further, that such loan must bear cash interest which, together with (A) working capital available at the Company and (B) any cash interest payable on (i) Debt Incurred pursuant to clauses (1)(r),
        (3)(v) and (4)(t) hereof, (ii) the TARC Intercompany Loan, (iii) the TransTexas Intercompany Loan and (iv) any other intercompany loan payable to the Company, is sufficient to satisfy all interest payments on the Notes through their stated maturity;

        (e) Section 4.11(2)(q) of the Original Indenture is hereby amended to read in its entirety as follows:

                  (q) TARC may Incur Debt as an extension, renewal, replacement, or refunding of any of the Debt permitted to be Incurred by clauses (e), (1) or (r) hereof, or this clause (q) (such Debt is collectively referred to as "Pre-Phase I TARC Refinancing Debt"), provided, that (1) the maximum principal amount of Pre-Phase I TARC Refinancing Debt (or, if such Pre- Phase I TARC Refinancing Debt is issued with original issue discount, the original issue price of such Pre-Phase I TARC Refinancing Debt) permitted under this clause (q) may not exceed the lesser of (x) the principal amount of the Debt being extended, renewed, replaced, or refunded plus Refinancing Fees or (y) if such Debt being extended, renewed, replaced, or refunded was issued at an original issue discount, the original issue price, plus amortization of the original issue discount as of the time of the Incurrence of the Pre-Phase I TARC Refinancing Debt plus Refinancing Fees, (2) the Pre-Phase I TARC Refinancing Debt has a Weighted Average Life and a final maturity that is equal to or greater than the Debt being extended, renewed, replaced, or refunded at the time of such extension, renewal, replacement, or refunding and (3) the Pre-Phase I TARC Refinancing Debt shall rank with respect to the Notes and the TARC Intercompany Loan to an extent no less favorable in respect thereof to the Holders than the Debt being refinanced; and

        (f) Section 4.11(2) of the Original Indenture is hereby amended by adding the following after clause (q):

                  (r) Subordinated Debt of TARC with initial proceeds to TARC not in excess of $200,000,000.

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        (g)       Section 4.11(3)(v) of the Original Indenture is hereby amended to read in its entirety as follows:

                  (v) Debt of TransTexas owed to the Company which together with any Debt Incurred pursuant to clauses (1)(r), (2)(p) and (4)(t) hereof does not in the aggregate exceed $50,000,000 principal amount outstanding at any one time; provided that such Debt must have a maturity date which is not after the maturity date of the Notes; and provided further, that such loan must bear cash interest which, together with (A) working capital available to the Company and (B) any cash interest payable on (i) Debt Incurred pursuant to clauses (1)(r),
        (2)(p) and (4)(t) hereof, (ii) the TARC Intercompany Loan, (iii) the TransTexas Intercompany Loan and (iv) any other intercompany loan payable to the Company, is sufficient to satisfy all interest payments on the Notes through their stated maturity.

        (h) Section 4.11(4)(c) of the Original Indenture is hereby amended to read in its entirety as follows:

                  (c) Subordinated Debt of TARC with initial proceeds to TARC not in excess of $200,000,000 in the aggregate, less the aggregate proceeds received by TARC from the issuance of Subordinated Debt pursuant to Section 4.11(2)(r) above;

        (i) Section 4.11(4)(j) of the Original Indenture is hereby amended to read in its entirety as follows:

                  (j) TARC may Incur Debt as an extension, renewal, replacement, or refunding of any of the Debt permitted to be Incurred by clauses (c) or (g) above, the fourth paragraph of this section, this clause (j), clause (r) below or Debt permitted to be refinanced pursuant to clause (2)(q) hereof (such Debt is collectively referred to as "TARC Refinancing Debt"), that (1) the maximum principal amount of TARC Refinancing Debt (or, if such TARC Refinancing Debt is issued with original issue discount, the original issue price of such TARC Refinancing Debt) permitted under this clause (j) may not exceed the lesser of (x) the principal amount of the Debt being extended, renewed, replaced, or refunded plus Refinancing Fees, or (y) if such Debt being extended, renewed, replaced, or refunded was issued at an original issue discount, the original issue price, plus amortization of the original issue discount at the time of the Incurrence of the TARC Refinancing Debt plus Refinancing Fees, (2) the TARC Refinancing Debt has a Weighted Average Life and a final maturity that is equal to or greater than the Debt being extended, renewed, replaced. or refunded at the time of such extension, renewal, replacement, or refunding and (3) the TARC Refinancing Debt shall rank with respect to the Notes and the TARC Intercompany Loan to an extent no less favorable in respect thereof to the Holders than the Debt being refinanced;

        (j) Section 4.11(4)(t) of the Original Indenture is hereby amended to read in its entirety as follows:

                  (t) Debt of TARC owed to the Company which together with any Debt Incurred pursuant to clauses (1)(r), (2)(p) and (3)(v) hereof does not in the aggregate exceed $50,000,000 principal amount outstanding at any one time; provided that such Debt must have a maturity date which is not after the maturity date of the Notes; and provided further,
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        that such loan must bear cash interest which, together with (A) working capital available to the Company and (B) any cash interest payable on
        (i) Debt Incurred pursuant to clauses (1)(r), (2)(p) and (3)(v) hereof,
        (ii) the TARC Intercompany Loan, (iii) the TransTexas Intercompany Loan and (iv) any other intercompany loan payable to the Company, is sufficient to satisfy all interest payments on the Notes through their stated maturity.

        (k) Section 4.11(5)(d) of the Original Indenture is hereby amended to read in its entirety as follows:

                  (d) Subordinated Debt of the Company with initial net proceeds to the Company not in excess of $50,000,000 in the aggregate.

                                   ARTICLE II

                               GENERAL PROVISIONS

        Section 2.01. Effectiveness of Amendments. This Supplemental Indenture is effective as of the date first above written.

        Section 2.02. Ratification of Indenture. The Original Indenture is in all respects acknowledged, ratified and confirmed, and shall continue in full force and effect in accordance with the terms thereof and as supplemented by this Supplemental Indenture. The Original Indenture and this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

        Section 2.03. Certificate and Opinion as to Conditions Precedent. Simultaneously with and as a to the execution of this Supplemental Indenture, the Company is delivering to the Trustee:

                  (a) an Officers' Certificate in the form attached hereto as Exhibit A; and

                  (b) an Opinion of Counsel covering the matters described in Exhibit B attached hereto.

        Section 2.04. Effect of Headings. The Article and Section headings in this Supplemental Indenture are for convenience only and shall not affect the construction of this Supplemental Indenture.

        Section 2.05. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

        Section 2.06. Counterparts. This Supplemental Indenture may be executed in any number if counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute the same instrument.


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        IN WITNESS WHEREOF, the parties to this Supplemental Indenture have caused the Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attached, on and effective as of day and year first above written.




                                       TRANSAMERICAN ENERGY CORPORATION



Attest:                                By:
       ---------------------              ---------------------------------
         Tim Moore,                    Ed Donahue,
         Assistant Secretary           Vice President, Chief Financial Officer
                                       and Secretary


                                       FIRSTAR BANK OF MINNESOTA, N.A.,
                                       Trustee



                                       By:
                                          ---------------------------------
                                       Frank P. Leslie, III,
                                       Vice President



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